EXHIBIT 5.1

November 21, 2003

IDT Corporation

520 Broad Street

Newark, New Jersey 07102

Re:     IDT Corporation—Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Senior Vice President, Secretary and General Counsel of IDT Corporation (the “Company”), and as such I have been asked to render the following opinion in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 500,000 shares of the Company’s Class B common stock, par value $.01 per share (the “Class B Common Stock”), issuable under the IDT Corporation Employee Stock Purchase Plan (the “Plan”).

As your counsel in connection with the Registration Statement, I have examined the Plan and the proceedings taken by you in connection with the adoption of the Plan and the authorization of the issuance of the shares of Class B Common Stock under the Plan and such other documents as I have deemed necessary to render this opinion.

Based upon the foregoing, it is my opinion that the shares of Class B Common Stock to be offered pursuant to the Registration Statement, when issued, delivered and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Joyce J. Mason
Joyce J. Mason
Senior Vice President, Secretary and General Counsel